Exhibit 99.1

MagnaChip Semiconductor Reports

Third Quarter Results

Seoul, South Korea, October 27, 2005 – MagnaChip Semiconductor today announced results for the third quarter ended October 2, 2005.

Net revenue on a US generally accepted accounting principle (GAAP) basis for the three months ended October 2, 2005 was $243.1 million, compared to $236.0 million in the second quarter of 2005.

Gross margin was $61.9 million or 25.5% of revenue for the quarter ended October 2, 2005, compared to $60.4 million or 25.6% of revenue for the quarter ended July 3, 2005.

Operating expenses on a GAAP basis were $55.2 million in the third quarter or 22.7% of net revenue compared to $68.7 million or 29.1% of net revenue during the second quarter of 2005. The decrease of $13.5 million or 19.7% from the prior quarter is due primarily to one time charges of $11.3 million during the second quarter, which included asset impairment of certain manufacturing equipment and amortization of intangible assets specifically related to the acquisition of IC Media Corporation.

Operating income on a GAAP basis was $6.7 million compared to an operating loss of $8.3 million in the second quarter.

Net interest expense for the third quarter was $14.9 million compared to $14.0 million in the second quarter.

Net loss for the three months ended October 2, 2005 was $13.2 million, an improvement of $20.3 million or 60.6% from a net loss of $33.5 million in the preceding quarter.

Youm Huh, President and CEO of MagnaChip Semiconductor, commented, “We are encouraged by our continued progress during the third quarter. Our revenue came in as expected, due to healthy demand, as well as gains in our core strategic markets. Importantly, this was our first quarter of operating profit on a GAAP basis and our second on a non-GAAP basis. Additionally, during the third quarter we launched some exciting new technologies, which we expect will further differentiate us with customers.”

Robert Krakauer, Executive Vice President of Strategic Operations and CFO of MagnaChip Semiconductor, said, “A more stable pricing environment positively benefited MagnaChip along with continued operational efficiencies and our cost containment initiatives. Capital spending was $22 million for the quarter, up from prior quarters, but under our plan for the year, as we strategically manage the timing of investments to meet our operational needs. Importantly, despite the higher capital spending, we were able to increase our balance of cash and short-term investments by $26.2 million to $71.0 million at the end of the third quarter.”

Dr. Huh, concluded, “We have accomplished a great deal over the last 12 months to position MagnaChip in the right markets with the right operating structure to maximize profitability. We have put in place strong general managers to lead our Display Solutions, Imaging Solutions and Semiconductor Manufacturing Services strategic business units and have set aggressive goals for each unit. Finally, volumes typically increase going into the holiday season as customers ramp production of small consumer goods. We are working closely with our customers to monitor capacity requirements, and we will continue to optimize our inventory management. Based on our current business level we expect revenue growth to be flat in the fourth quarter verses the third quarter.”

Investor Conference Call / Webcast Details

MagnaChip will report full results for the third quarter 2005 on Thursday, October 27, 2005 at 10:00 a.m. in New York (11:00 p.m., Thursday, October 27 in South Korea). The conference call will be available at www.magnachip.com and by telephone at (201) 689-8470. A replay of the call will be available immediately following the call on Thursday, October 27, 2005 through midnight in New York (1:59 p.m. Friday, November 4, 2005 in Seoul) by telephone at (201) 612-7415 and via the web www.magnachip.com. The account number and confirmation identification for the replay are 3055 and 172102, respectively.

About MagnaChip Semiconductor

MagnaChip Semiconductor is a leading designer, developer and manufacturer of mixed-signal and digital multimedia semiconductors addressing the convergence of consumer electronics and communications devices. We focus on CMOS image sensors and flat panel display drivers, which are complex, high performance, mixed signal semiconductors that capture images and enable and enhance the features and capabilities of both small and large flat panel displays. MagnaChip also provides wafer foundry services utilizing CMOS high voltage, embedded memory, analog and power process technologies for the manufacture of IC’s for customer-owned designs. MagnaChip has world-class manufacturing capabilities and an extensive portfolio of approximately 12,500 registered and pending patents. As a result, MagnaChip is a valued partner in providing leading technology solutions to its customers worldwide. For more information, visit www.magnachip.com.

Forward-Looking Statements:

Certain statements in this press release including statements regarding expected future financial and industry growth are forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially. In some cases, you can identify forward-looking statements by such terms as “believes,” “expects,” “anticipates,” “intends,” “estimated,” the negative of these terms, or other comparable terminology. Factors that could cause actual results to differ include general business and economic conditions and the state of the semiconductor industry; demand for end-use products by consumers and inventory levels of such products in the supply chain; changes in demand from significant customers; changes in customer order patterns; changes in product mix; capacity utilization; level of competition; pricing pressure and declines in average selling price; delays in new product introduction; continued success in technological innovations and delivery of products with the features customers demand; shortage in supply of materials or capacity requirements; availability of financing; exchange rate fluctuations; litigation and other risks as described in the Company’s SEC filings, including its quarterly report on Form 10-Q for the period ended July 3, 2005.

Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements.

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CONTACTS:

In Korea: Robert Krakauer, EVP Strategic Operations, CFO Tel: 82-2-3459-3682 rkrakauer@magnachip.com	In the U.S.: David Pasquale, EVP at The Ruth Group Tel: +646-536-7006 dpasquale@theruthgroup.com

MagnaChip Semiconductor

Condensed Consolidated Statements of Operations

(In thousands of US Dollars, except unit and per unit data)

(Unaudited)

	Three Months Ended
	October 2, 2005	July 3, 2005
Revenue	$243,089	$236,023
Cost of revenue	181,177	175,619

Gross profit	61,912	60,404

Operating expenses:
Selling, general and administrative	28,166	32,518
Research and development	27,043	27,488
Restructuring and impairment charges	—	8,720

Operating income (loss)	6,703	(8,322)

Interest expenses, net	(14,944)	(13,991)
Other non-operating expenses, net	(5,473)	(12,795)

Loss before income taxes	(13,714)	(35,108)
Benefit from income taxes	(472)	(1,624)

Net loss	$(13,242)	$(33,484)

Non cash preferred unit dividends	(2,505)	(2,478)

Net loss attributable to common units	$(15,747)	$(35,962)

Net loss per common units:
Basic and Diluted	$(0.30)	$(0.68)
Common units (in thousands) used in per common units calculation:
Basic and Diluted	53,037	52,982

Key Ratios & Information:
Gross Margin	25.5%	25.6%
Operating Expenses as a % of Revenue	22.7%	29.1%
Operating Margin	2.8%	(3.5)%
Depreciation & Amortization Expense	$47,964	$51,480
Capital Expenditures	$21,982	$6,490

MagnaChip Semiconductor

Reconciliation of US GAAP Gross Profit, Operating Income (Loss) and Net Loss to

Non-US GAAP Gross Profit, Operating Income (Loss) and Net Loss

(In thousands of US Dollars)

(Unaudited)

Use of Non-US GAAP Financial Information

To supplement our condensed consolidated financial statements presented on a US GAAP basis, MagnaChip Semiconductor uses a non-US GAAP measures of gross profit, operating income (loss) and net income (loss), that are US GAAP gross profit, operating income (loss) and net income (loss) adjusted to exclude certain costs, expenses or gains, referred to as special items. Non-US GAAP adjusted gross profit, operating income (loss) and net income (loss) measure give an indication of our baseline performance before other charges that are considered by management to be outside of our core operating results. In addition, our non-US GAAP adjusted measure of gross profit, operating income (loss) and net income (loss) are among the primary indicators management uses as a basis for our planning and forecasting of future periods. The presentation of this additional information should not be considered in isolation or as a substitute for gross profit, operating income (loss) and net income (loss) prepared in accordance with generally accepted accounting principles in the United States of America

.

	Three Months Ended October 2, 2005			Three Months Ended July 3, 2005
	Gross Profit	Operating Income	Net loss	Gross Profit	Operating loss	Net loss
US GAAP Amounts	$61,912	$6,703	$(13,242)	$60,404	$(8,322)	$(33,484)
Special items
(1) Restructuring and impairment charges					8,720	8,720
(2) IPR&D amortization					2,605	2,605

Total special items					11,325	11,325

Non-US GAAP Profit (Loss)	$61,912	$6,703	$(13,242)	$60,404	$3,003	$(22,159)

Adjusted Gross Margin			25.5%			25.6%
Adjusted Operating Expense - % of Revenue			22.7%			24.3%
Adjusted Operating Margin			2.8%			1.3%

Non-US GAAP adjusted condensed consolidated statements of operations are intended to present the Company’s operating results, excluding special items. The special items excluded for the three months ended July 3, 2005 are as follows:

(1)	Restructuring and impairment charges included headcount reduction and asset impairment
(2)	IPR&D recognized at the acquisition date and expensed immediately

MagnaChip Semiconductor

Condensed Consolidated Balance Sheets

(In thousands of US Dollars)

(Unaudited)

	October 2, 2005	July 3, 2005
ASSETS
Current assets:
Cash and cash equivalents	$71,027	$44,821
Accounts receivable, net	116,508	105,748
Inventories, net	82,963	77,301
Other current assets	20,275	21,930

Total current assets	290,773	249,800
Property, plant and equipment, net	498,308	514,704
Goodwill and intangible assets	210,163	219,758
Other non-current assets	53,826	46,925

	$1,053,070	$1,031,187

LIABILITIES AND UNITHOLDERS’ EQUITY
Current liabilities:
Accounts and other payables	$102,989	$92,237
Other current liabilities	48,638	35,970
Short-term borrowings	11,118	—

Total current liabilities	162,745	128,207
Long-term borrowings	750,000	750,000
Other non-current liabilities	61,079	62,207

Total liabilities	973,824	940,414

Redeemable convertible preferred units	103,912	101,407

Unitholders’ equity	(24,666)	(10,634)

Total liabilities, redeemable convertible preferred units and unitholders’ equity	$1,053,070	$1,031,187